EXHIBIT 10.16

LEASE

THIS LEASE, made as of this      _6th_      day of      August     2012, by and between 100 Morris Avenue Partners, a New Jersey Company, whose principal address for business is c/o Yellow Rose Management. 188 Eagle Rock Ave Suite #1Roseland, New Jersey 07068 (hereinafter referred to as "Lessor"); and     Infinite Conferencing   , a Florida Corporation, who’s address is about to be 100 Morris Ave. Springfield, NJ 07081 (hereinafter referred to as "Lessee").

W I T N E S S E T H:

For and in consideration of the covenants herein contained, and upon the terms and conditions herein set forth, Lessor and Lessee agree as follows:

1.         Building.   The Building is commonly known and designated as 100 Morris Ave. Springfield, New Jersey 07081.

2.         Common Facilities.  Common Facilities shall include, by way of example, and not by way of limitation, non-assigned parking areas; lobby; elevator(s); fire stairs; public hallways; public lavatories; all other general Building Facilities that service all Building Lessees; air conditioning rooms; fan rooms; janitors' closets;  electrical closets; telephone closets; elevator shafts and machine rooms; flues; stacks; pipe shafts; and vertical ducts with their enclosing walls.  Lessor may at any time close temporarily any Common Facilities to make repairs or changes within the Building, or to discourage non-tenant parking, and may do such other acts in and to the Common Facilities as in its judgment may be desirable to improve the convenience thereof, but Lessor shall always in connection therewith not deny Lessee access to the Demised

Premises and shall endeavor to minimize any inconvenience to Lessee.  Lessee may use the non- assigned parking lot for a maximum  of forty (40) parking spaces for its employees.  Landlord will assign 3 reserved parking spaces in the covered parking area adjacent to the building.

3.         Building Hours.  As used in the Lease, the normal Building Hours shall be Monday through Friday, 8:00 a.m. to 6:00 p.m., excluding those holidays as set forth on Exhibit "B" attached hereto and made a part hereof, except that Common Facilities lighting in the Building shall be maintained for such additional hours as, in Lessor's sole judgment, is necessary or desirable to insure proper operation of the Building.  The foregoing notwithstanding, Lessee shall have access to the Premises twenty-four 24 hours per day, seven (7) days per week, or as permitted under the land use laws and ordinances of the Township of Springfield.  The parties understand that Lessee’s normal hours of business are 7am to 10pm seven days per week with only six holidays per year (“Lessee Excess Hours and Days”).

4.         Demised Premises.   The Demised Premises consists of approximately     9,342     gross rentable square feet, which includes the tenant’s portion of the common areas and is a portion of the     2nd & 3 rd        floor, together with the right to use in common with other lessees of the Building, their invitees, customers and employees, those public areas of the Common Facilities.

5.         Lessee’s Percentage.   Shall represent    29.10      %  percent, which reflects the ratio of the gross square feet of the Demised Premises leased to Lessee (including an allocable share of all Common Facilities) as compared with the total number of gross square feet of the Building measured outside wall to outside wall.  Lessor shall have the right to make changes or revisions in the Common Facilities of the Building so as to provide additional leasing area.  This lease requires only payment of the Base Rent without contribution for increase in real estate taxes, landlord’s insurance premium  and common costs of operation of the building.  No Additional Rent for this areas of cost shall be required of the Lessee.

6.         Lease Term.  The term of this Lease shall be for a period of        12          months commencing on or before the 1st day of     November   , 2012 and ending on October 31, 2013.

7.         Base Rent.  The Lessee shall pay to Lessor during the Lease Term the aggregate Fixed Base Rent in the amount of $  182,650  .  The Fixed Base Rent will accrue at the Yearly Rate set forth below, and shall be payable in advance on the first day of each calendar month during the Lease Term at the Monthly Installments as set forth below, with no right to offset the Base or Additional Rent, except that a proportionately lesser sum may be paid for the first and last months of the Lease Term if the Lease Term commences on a day other than the first day of the month.  Lessee shall pay Fixed Base Rent, and any Additional Rent as hereinafter provided, to Lessor at Lessor's above stated address, or at such other place as Lessor may designate in writing, without demand.

Year                Annual                          Monthly

1-                    $  182,650                    $  15,718   including the ½ of November 3 rd   Floor Space 2012 Free (Nov 2012-$9,752)

1-Year Option*

2-                     $ 182,650                   $ 15,718   including the ½ of November 3rd  Floor Space 2012 Free (Nov 2013-$9,752)

8.         Late Charge.  Anything in this Lease to the contrary notwithstanding, at Lessor's option, Lessee shall pay a "Late Charge" of five (5%) percent of any installment of Fixed Base Rent or Additional Rent paid more than ten (10) days after the first of the month, which such Late

Charge is to cover the extra expense involved in handling delinquent payments.

9.         Security Deposit.  The Lessee has deposited the sum of $  16,192.50     with the Lessor as security for the full and faithful performance of all the covenants and conditions of the Lease by the Lessee.  If the Lessee faithfully performs all the covenants and conditions on Lessee’s part to be performed, then the sum deposited shall be returned to the Lessee.

10.       Permitted Use.  The Demised Premises may be used for only the legal and lawful purpose of a typical General Office.

11.       Services To Be Provided By Lessor.  Subject to intervening laws, ordinances, regulations and executive orders, and to Paragraph 27 hereof, while Lessee is not in default under any of the provisions of this Lease, Lessor agrees to furnish, except on holidays as set forth on Exhibit “B” attached hereto and made a part hereof:

(A) The cleaning services, as set forth on Exhibit “A” attached hereto and made a part hereof, and subject to the conditions therein stated. Except as set forth on Exhibit “A”, Lessee shall pay the cost of all other cleaning services required by Lessee.

(B) Heating, ventilating and air conditioning (herein "HVAC"), as appropriate for the season, together with Common Facilities lighting and electric energy all during "Building

Hours," as set forth in Paragraph 3 and Excess Hours and Days used by Lessee.

(C)      Cold and hot water for drinking and lavatory purposes.

(D)      Elevator service during Building Hours and Excess Hours and Days.

(E)       Rest room supplies and exterior window cleaning when in Lessor's sole judgment, it is reasonably required.

12.       Building Standard Electrical Service.

(A)      Throughout the term, Lessor shall redistribute electrical energy to the Premises during Building Hours and Lessee’s Excess Hours and Days upon the following terms and conditions:

(i)        Lessee shall pay for such electrical energy as part of the base rent;

(ii)       Lessor shall not be liable in any way to Lessee;

(a)       for any loss, damage, failure, defect, or change in the quantity or character of electricity furnished to the Premises, or

(b)       if  such quantity or character of electricity furnished to the Premises is no longer available or suitable for Lessee's requirements, or

(c)       for any cessation, diminution or interruption of the supply thereof;

(iii)       Lessee agrees that an independent electrical engineering consultant selected by Lessor shall from time to time make a survey of the electric power demand of the electric lighting fixtures and the electric equipment of Lessee used in the Premises to determine the average monthly electric consumption thereof, said survey to be

(a)       Lessee shall furnish and install all replacement light bulbs, fluorescent lamps, non-building standard lamps and bulbs and all ballasts used in the Premises; and

(B)      Lessee covenants that its use of electricity in the Premises shall be limited to and for the operation of (1) the building standard lighting and (2) electric typewriters, calculators, copy machines, computers, servers, and other office machines similar to Lessee's recent operations, and for no other use except with the written consent of Lessor, which shall not be unreasonable withheld. Not of the foregoing shall obligate Lessee to pay for electricity to provide heating, ventilation, and air conditioning during the hours specified in Paragraph 3 of this Lease, subject, however, to the provisions of Paragraph 8, entitling Lessor to reimbursement for said electricity as included in Utility and Energy Costs incurred for a calendar year in excess of Base Utility and Energy Costs.

(C)      Lessee shall make no alteration to the existing electrical equipment or connect any fixtures, appliances, or equipment without the prior written consent of Lessor in each instance.  Should Lessor grant such consent, all additional risers or other equipment required therefore, shall be provided by Lessor and the cost thereof shall be paid by Lessee as additional rent upon Lessor's demand.  As a condition to granting such consent, Lessor shall require an increase in the Additional rent by an amount, which will reflect the cost of the additional equipment and service to be furnished by Lessor.  If Lessor and Lessee cannot agree on such increase, an independent electrical engineer, to be selected by Lessor and reasonably approved by Lessee, and whose fee for services rendered shall be paid by Lessee upon demand and shall constitute Additional Rent, shall determine the Additional Rent increase.

(D)      Lessor shall not be liable in the event of any interruption in the supply of electricity, and Lessee agrees that such supply may be interrupted for inspection, repairs, replacement, and in emergencies.  Lessor will exercise its best efforts, except in the case of emergencies, to give Lessee forty-eight (48) hours' notice of any interruption of any utility referred to in this Section, and make all efforts to not disturb Lessee during normal business hours.

13.       Condition of Leased Premise; Maintenance and Repair.  The Lessee acknowledges that the Demised Premises are in good order and repair (After completed build out).  The Lessee agrees to take good care of and maintain the Demised Premises in good condition throughout the term of the Lease.  The Lessee, at his expense, shall make all necessary repairs and replacements to the Demised Premises, including the repair and replacement of pipes, electrical wiring, heating and plumbing systems, fixtures and all other systems and appliances and their appurtenances.  The quality and class of all repairs and replacements shall be equal to the original worth.  If Lessee defaults in making such repairs or replacements, Lessor may make them for Lessee's account, and such expenses will be considered Additional Rent.

14.       Compliance with Laws and Regulations.   Lessee, at its sole cost and expense, shall promptly comply with all federal, state, and municipal laws, orders, and regulations, and with all lawful directives of public officers, which impose any duty upon it or Lessor with respect to the Demised Premises.  The Lessee at its expense shall obtain all required licenses or permits for the conduct of its business within the terms of this Lease, or for the making of repairs, alterations, improvements, or additions.  Lessor, when necessary, will join with the Lessee in applying for all such permits or licenses.

15.       Alterations and Improvements.  Lessee shall not make any alterations, additions, or improvements to, or install any fixtures on, the Demised Premises without Lessor's prior written consent, which shall not be unreasonably withheld or delayed.  If such consent is given, all alterations, additions, and improvements made, and fixtures installed, by Lessor shall become Lessor’s property upon the expiration or sooner termination of this Lease.  Lessor may, however, require Lessee to remove such fixtures, at Lessee’s sole cost and expense, upon the termination hereof.

16.       Assignment/Subletting Restrictions.  Lessee may not assign this agreement or sublet the Demised Premises without the prior written consent of the Lessor.  Any assignment, sublease or other purported license to use the Demised Premises by Lessee without the Lessor's consent shall be void and shall (at Lessor's option) terminate this Lease.

17.       Lessee's Insurance.

(i)        Lessee covenants and represents, said covenants and representations being specifically designed to induce Lessor to execute this Lease, that during the entire Term hereof, at its sole cost and expense, Lessee shall obtain, maintain and keep in full force and effect, with Lessee, Lessor and the mortgagees or trust deed holders and ground lessor (if any) of Lessor named as additional insured therein as their respective interests may appear, the following insurances:

(a)       "All Risk" insurance, including fire and extended coverage, vandalism and malicious mischief upon property of every description and  kind owned by Lessee and located in the Building or for which Lessee is legally liable or installed by or on behalf of Lessee, including by way of example and not by way of limitation, furniture, fixtures, fittings, installations and any other personal property in an amount equal to the full replacement cost thereof.

(b)       Comprehensive General Liability Insurance coverage to include personal injury, bodily injury, broad formproperty damage, operations hazard owner's protective coverage, contractual liability, products, completed operations liability, and bodily injury and property damage in limits of not less than One Million and 00/100 ($1,000,000.00) Dollars per person and Two Million and 00/100 ($2,000,000.00) Dollars per occurrence.

(c)       Workers' Compensation insurance in formand amount as required by law.

(d)       Any other form or forms of insurance or any increase in the limits of any of the aforesaid enumerated coverages or other forms of insurance as Lessor or the mortgagees or ground lessors (if any) of Lessor may reasonable require from time to time if in the reasonable opinion of Lessor or said mortgagees or ground lessors said coverage and/or limits become inadequate or less than that commonly maintained by prudent tenants in similar buildings in the are making similar uses.

(ii)       All policies shall be taken out with insurers rated at least A by A.M. Best Company rating service and which are licensed to do business in the State of New Jersey, and shall by in form reasonable satisfactory to Lessor.   A policy or certificate evidencing such insurance together with a paid bill for at least the first year's premiums for such policies shall be delivered to Lessor not less than fifteen (15) days prior to the commencement of the Term hereof.  Each such insurance policy or certificate will provide an undertaking by the insurers to notify Lessor and the mortgagees or ground lessors (if any) of Lessor in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation, or termination thereof.  The aforesaid insurance shall be written with reasonable deductibles subject to the consent by Lessor, which shall not be unreasonable withheld.  Provided, as to each such deductible, Lessee indemnifies and holds Lessor, and any mortgagee and ground lessor, harmless to the same extent as if said deductible had not been permitted and had not existed, and provided further that Lessee covenants that said deductibles will not result in Lessor having any greater liability to Lessee than that which would have existed absent said deductibles.

(iii)     In the event of damage to or destruction of the Building and/or Demised Premises entitling Lessor or Lessee to terminate this Lease pursuant to Paragraph 27 hereof, and if this Lease be so terminated, Lessee will immediately pay to Lessor all of its insurance proceeds, if any, relating to the Leasehold improvements and alterations (but not Lessee's trade fixtures, equipment, furniture or other personal property of Lessee in the premises) which have become Lessor's property on installation or would have become Lessor's property at the Term's expiration or sooner termination.

(iv)      Lessee agrees that it will not keep or use in or upon the Demised Premises or within the Building any personal property, which may be prohibited by any insurance policy in force from time to time covering the Building.  In the event Lessee's occupancy or conduct of business in or on the Demised Premises or Building, whether or not Lessor has consented to the same, results in any increase in premiums for insurance carried from  time to time by Lessor with respect to the Building, Lessee shall pay such increase in premiums as Additional Rent within then (10) days after being billed therefore by Lessor.  In determining whether increased premiums are a result of Lessee's use and occupancy a schedule issued by the organization computing the insurance rate on the Building showing the components of such rate shall be conclusive evidence of the items and charges making up such rate. Lessee shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter in effect relating to the Building or the Demised Premises.

(v)       If any insurance policy carried by Lessee, as provided in Subparagraph (17)(1)(a)(b)  hereof, shall be canceled or cancellation shall be threatened or the coverage there under reduced or threatened to be reduced in any way by reason of the use or occupation of the Demised Premises or Building or any part thereof by Lessee or any assignee or sub lessee of Lessee or anyone permitted by Lessee to be upon the Demised Premises, and if Lessee fails to remedy the conditions giving rise to said cancellation or threatened cancellation or reduction in coverage within forty-eight (48) hours after notice thereof from Lessor, Lessee shall be in default hereunder and Lessor shall have all of the remedies available to Lessor pursuant to this Lease.

18.       Lessor's Insurance.

Lessor covenants and agrees that throughout the Term it will insure the Building (excluding any property with respect to which Lessee is obligated to insure pursuant to Subparagraph (17) (1) (a) above) against damage by fire and standard extended coverage perils and public liability insurance in such reasonable amounts with such reasonable deductibles as required b any mortgagee or ground lessor, if any, as would be carried by a prudent owner of a similar building in the area.  Lessor may, but shall not be obligated to, take out and carry any other forms of insurance as it or the mortgagee or ground lessor (if any) of Lessor may require or reasonable determine available.  All insurance carried by Lessor on the Building shall be included as an Operating Cost.  Lessee further acknowledges that an provisions of this Lease which exculpate or limit Lessor's liability and the provisions of this Paragraph as to Lessee's insurance are designed to insure adequate coverage as to Lessee's property and business without regard to fault and to avoid Lessor obtaining similar coverage for such loss for its wrongful acts or omissions or those of its agents, servant or employees which would result in double coverage for the same perils included as part of Operating Costs which are payable in part by Lessee. Lessor will not carry insurance of any kind on Lessee's furniture or furnishings, or on any fixtures, equipment, appurtenances or improvements of Lessee.

19.       Indemnification of Lessor.   Lessee shall defend, indemnify, and hold Lessor harmless from and against any claim, loss, expense or damage to any person or property in or upon the Demised Premises, arising out of Lessee's use or occupancy of the Demised Premises, or arising out of any act or neglect of Lessee or its servants, employees, agents, or invitees.

20.       Condemnation.  If all or any part of the Demised Premises is taken by eminent domain, this Lease shall expire on the date of such taking, and the rent shall be apportioned as of that date.  No part of any award shall belong to Lessee.

21.       Destruction of Premises.  If  the Building in which the Demised Premises is located is damaged by fire or other casualty, without Lessee's fault, and the damage is so extensive as to effectively constitute a total destruction of the property or Building, this Lease shall terminate and the rent shall be apportioned to the time of the damage.  In all other cases of damage without Lessee's fault, Lessor shall repair the damage with reasonable dispatch, and if the damage has rendered the Demised Premises wholly or partially untenantable, the rent shall be apportioned until the damaged is repaired.  In determining what constitutes reasonable dispatch, consideration shall be given to delays caused by strikes, adjustment of insurance, and other causes beyond the Lessor's control.

22.       Lessor's Rights upon Default.  In the event of any breach of this Lease by the Lessee, which shall not have been cured within ten (10) days, then the Lessor, besides other rights or remedies it may have, shall have the immediate right of reentry and may remove all persons and property from the Demised Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of, the Lessee.  If the Lessor elects to reenter as herein provided, or should it take possession pursuant to any notice provided for by law, it may either terminate this Lease or may, from time to time, without terminating this Lease, relet the Demised Premises or any part thereof, for such term or terms and at such rental or rentals and upon such other terms and conditions as the Lessor in Lessor's own discretion may deem advisable.  Should rentals received from such reletting during any month be less than that agreed to be paid during the month by the Lessee hereunder, the Lessee shall pay such deficiency to the Lessor monthly.  The Lessee shall also pay to the Lessor, as soon as ascertained, the cost and expenses incurred by the Lessor in such reletting.

23.       Quiet Enjoyment. The Lessor agrees that if the Lessee shall pay the rent as aforesaid and performed the covenants and agreements herein contained on its part to be performed, the Lessee shall peaceably hold and enjoy the said Demised Premises without hindrance or interruption by the Lessor or by any other person or persons acting under or through the Lessor.

24.       Lessor's Right to Enter.  Lessor may, at reasonable times, enter the Demised Premises to inspect it, to make repairs or alterations, and to show it to potential buyers, lenders or tenants.

25.       Surrender Upon Termination.  At the expiration of the Lease term the Lessee shall surrender the Demised Premises in as good condition as it was in at the beginning of the term, reasonable use and wear excepted.

26.       Subordination.   This Lease, and Lessee's leasehold interest, is and shall be subordinate, subject and inferior to any and all liens and encumbrances now and thereafter placed on the Demised Premises by Lessor, any and all extensions of such liens and encumbrances and all advances paid under such liens and encumbrances.  Lessee shall sign at request of Lessor’s current or future lender a Tenant Estoppel Statement and a Subordination, Non-Disturbance and Attornment document.

27.      Interruption Of Services Or Use.   Interruption or curtailment of any service maintained in the Building, if caused by Force Majeure, as herein defined, shall not entitle Lessee to any claim against Lessor or to any abatement in Fixed Base Rent or Additional Rent, and shall not constitute a constructive or partial eviction, unless Lessor fails to make measures as may be reasonable under the circumstances to restore the service without undue delay.  If the Demised Premises are rendered untenantable in whole or in part, for a period of thirty (30) consecutive business days, by the making of repairs, replacements or additions, other than those made with Lessee's consent or caused by misuse or neglect by Lessee, or Lessee's agents, servants, visitors, or licensees, there shall be a proportionate abatement of Fixed Base Rent and Additional Rent from and after said thirty (30th) consecutive business day and continuing for the period of such untenantability.  In no event shall Lessee be entitled to claim a constructive eviction from the Demised Premises unless Lessee shall first have notified Lessor in writing of the condition or conditions giving rise thereto, and, if the complaints be justified, unless Lessor shall have failed, within a reasonable time after receipt of such notice, to remedy, such condition or conditions, all subject to Force Majeure, as herein defined.  In no event shall Lessor be liable to Lessee for any damages or loss of profits due to any interruption or loss of such services.

28.       Renewal Option.   Upon expiration of this lease as long as the tenant is not under default, this lease can be renewed for an additional one (1) year.  The rent for this one (1) year option will be based on paragraph 7.  This option period must be exercised in writing at least six (6) months prior to the lease expiration date or October 31, 2013.  Failure to exercise the option shall result in the termination of this option.  Time is of the essence.

29.       24-Hour Access/After-Hour Use.

(A)      Lessee shall be entitled to 24-hour, seven (7) day per week access to the Demised Premises, but this shall not be construed as authorization to make use of the Building services beyond the Building Hours without reimbursing the Lessor for the cost thereof.  The aforesaid access shall be subject to any governmental or municipal laws and regulations restricting said access.  Lessee shall obtain said access by means of a key or other similar means to be provided by Lessor to afford access to the Building.

(B)      Lessee shall be entitled to make use of HVAC and electric services beyond the Building Hours for Lessee’s Excess Hours and Days, without any excess charge to Lessee for HVAC and electric services resulting from the Excess Hours and Days beyond the normal Building Hours.

30.       Notices.   Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if sent by a recognized reputable overnight courier (such as Federal Express) or by Certified Mail-Return Receipt Requested, in a postpaid envelope addressed, if to Lessee, at the Building; if to Lessor, at c/o Yellow Rose Management, 188 Eagle Rock Ave Suite #1 Roseland NJ 07068 or to either at such other address as Lessee or Lessor, respectively, may designate in writing.  Notice shall be deemed to have been duly given upon receipt or refusal of acceptance of delivery.

31.       Waiver of Trial by Jury.   Lessor and Lessee do hereby waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any connection with this Lease, the relationship of Lessor and Lessee, Lessee’s use or occupancy of the Premises, and/or claim, injury or damage, or any emergency or statutory remedy.

32.       Holdover Tenancy.  If Lessee holds possession of the Premises after the term of this Lease, Lessee shall become a tenant from month to month under the provisions herein provided, but at a monthly basic rental as provided for pursuant to N.J.S.A. §2A:42-6 and without the requirements for demand or notice by Lessor to Lessee demanding delivery of possession of said Premises (but Additional Rent shall continue as provided in this Lease), which sum shall be payable in advance on the first day of each month, and Lessee shall have given to Lessor, at least three months prior to the intended date of termination, a written notice of intent to terminate such tenancy, which termination date must be as of the end of a calendar month.

33.       No Other Representations.  No representations or promises shall be binding on the parties hereto except those representations and promises contained herein or in some future writing signed by the party making such representation(s) or promise(s).

34.       Applicability To Heirs And Assigns.  The provisions of this Lease shall apply to, bind and inure to the benefit of Lessor and Lessee and their respective heirs, successors, legal representatives and permitted assigns.  It is understood that the term "Lessor" as used in this Lease means only the owner, a mortgagee in possession or a term lessee of the Building, so that in the event of any sale of the Building or of any lease thereof or if a mortgagee shall take possession of the Demised Premises, Lessor named herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder accruing thereafter, and it shall be deemed without further agreement that the purchaser, the Term Lessee of the Building, or the mortgagee in possession has assumed and agreed to carry out any and all covenants and obligations of Lessor hereunder.

35.       Terms.

(i)         Severability.  If any clause or provision herein shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision, which shall remain in full force and effect.

(ii)        Waiver.  The failure of either party to enforce any of the provisions of this Lease shall not be considered a waiver of that provision or the right of the party to thereafter enforce the provision.

(iii)      Complete Agreement.  This Lease constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be modified except by an instrument in writing and signed by the parties.

(iv)      Successors.  This Lease is binding on all parties who lawfully succeed to the rights or take the place of the Lessor or Lessee.

(v)       Force Majeure.  Force Majeure shall mean and include those situations beyond Lessor's control, including by way of example and not by way of limitation, acts of God; accidents; repairs; strikes; shortages of labor, supplies or materials; inclement weather; or, where applicable, the passage of time while waiting for an adjustment of insurance proceeds.  Any time limits required to be met by either party hereunder, whether specifically made subject to Force Majeure or not, except those related to the payment of Fixed Base Rent or Additional Rent, shall, unless specifically stated to the contrary elsewhere in this Lease, be automatically extended by the number of days by which any performance called for is delayed due to Force Majeure.

36.       Right to Show Demised Premises.  Lessor may show the Premises to prospective purchasers or mortgagees; and, during the six (6) months prior to termination of this Lease, to prospective tenants, during business hours on reasonable notice to Lessee.  In connection with the aforesaid, Lessor hereby agrees to use its best efforts to minimize any interruption to Lessee's business.

37.       Corporate or Company Authority.   The undersigned officers of the corporation executing this Lease on behalf of the corporation represent and warrant that they are Officers of the Corporation and have authority to execute this Lease on behalf of the Corporation.  The undersigned members of the limited liability companies executing this Lease on behalf of the company represent and warrant that they are the only members of the Company and have authority to execute this Lease on behalf of the Company.

38.       Lessor’s Renovation for Lessee.  No renovations are required for this lease.

39.       Application for Change of Tenancy.  The Lessee shall cooperate and appear before the Committee of the Planning Board of Township of Springfield as part of the application for issuance of the approval on the change in tenancy.  Lessor shall file and process this application at Lessor’s expense and notify Lessee of the date and time of such appearance.  This approval of Change in Tenancy is required prior to occupancy of the Demised Premises by the Lessee.

40.       Diagram of Demised Premises.  Attached to this lease as Exhibit D is a sketch or diagram of the Demised Premises showing on a map or survey format the location of the Demises Premises, its ingress and egress and its interior walls and doorways.

41.       Guarantee of Lease Performance. The corporate parent of the Lessee, Onstream Media Corporation, traded on the NASDAQ stock exchange, hereby guarantees the lease obligation and performance of the Lessee and all terms and conditions imposed on Lessee in this Lease Agreement.  Onstream Media Corporation shall sign this lease as guarantor.

42.       Realtor Commission.  Lessor or lessee shall not pay any commission in any form to Brightstar Realty & Rentals LLC for the renewal of this lease.  Lessee represents and warrants that Lessee has not dealt with any other real estate broker or agent as part of this lease negotiation and Lessee holds Lessor harmless against any claim for real estate commission from any other real estate agent or broker arising from the consummation of this lease.

43.	Exhibits to Lease.
	Exhibit “A”	Cleaning Specifications
	Exhibit “B”	Building Holidays
	Exhibit “C”	Rules & Regulations
	Exhibit “D”	Diagram of Demised Premises
	Exhibit “E”	Lessor’s Work to Demised Premises

IN WITNESS WHEREOF the parties have set their hands and seals on this      6th     day of         August         , 2012.

100 MORRIS AVENUE PARTNERS

/s/ Wayne Crowell

Signature: Wayne Crowell, Managing Member

c/o 100 Morris Ave. Partners

Dated: 8/9/12

INFINITE CONFERENCING

/s/ Clifford Friedland

Signature: Infinite Conferencing, a corporation

Print: CLIFFORD FRIEDLAND

Title: President

Dated: 8/9/12

The undersigned hereby guarantees the performance of the within lease by the Lessee and all obligations of the Lessee without limitation or restriction as the parent company owning the entire ownership of the Lessee.

ONSTREAM MEDIA CORPORATION

/s/ Clifford Friedland

Signature: Infinite Conferencing, a corporation

Print: CLIFFORD FRIEDLAND

Title: Senior Vice President

Dated: 8/9/12

[EXHIBITS REDACTED]